Exhibit 99(a)

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Financial Statements for the years ended

December 31, 2007 and 2006

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

December 31, 2007 and 2006

Table of Contents

Page (s)

Report of Independent Auditors	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2007 and 2006	3

Notes to Financial Statements	4

Supplemental Schedule*

Supplemental Data Required by the Department of Labor
Schedule H, line 4(i) – Schedule of Assets (Held at End of Year)	9
Schedule H, line 4(j) – Schedule of Reportable Transactions	10

* Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

Folksamerica Holding Co. 401(k) Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Folksamerica Holding Co. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2007 and 2006 and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 26, 2008

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Net Assets Available for Benefits
December 31, 2007 and 2006

	2007	2006
Investments
Investments held by Merrill Lynch Trust Company of New York, at fair value	$33,021,468	$37,403,898
Loans to participants	501,064	400,745
Total investments	33,522,532	37,804,643

Receivables:
Employer contributions	—	115,418
Participant contributions	—	228,968

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	75,455	147,546

Net assets available for benefits	$33,597,987	$38,296,575

See accompanying notes to financial statements.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Statements of Changes in Net Assets Available for Benefits
years ended December 31, 2007 and 2006

	2007	2006
Additions to net assets attributed to:
Interest and dividend income	$1,804,771	$1,551,284
Net (depreciation) appreciation in fair value of investments	(1,990,089)	1,693,591

Net investment (expense) income	(185,318)	3,244,875

Contributions:
Employer contributions	1,382,898	1,759,076
Participant contributions and rollovers	2,687,648	2,970,558

Total contributions	4,070,546	4,729,634

Deductions from net assets attributed to:
Benefits paid to participants	5,672,436	2,714,641
Transfer of assets	2,911,110	—
Other decreases	270	90

Total deductions	8,583,816	2,714,731

Net (decrease) increase in net assets available for benefits	(4,698,588)	5,259,778

Net assets available for benefits:
Beginning of year	38,296,575	33,036,797

End of year	$33,597,987	$38,296,575

See accompanying notes to financial statements.

1.              The Plan

Description of Plan

The following brief description of the Folksamerica Holding Company, Inc. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the Plan agreement for more complete information.  Participants in the Plan include employees of Folksamerica Holding Company, Inc. (“Folksamerica”) and a limited number of employees of White Mountains Insurance Group, Ltd. (“White Mountains”), Folksamerica’s ultimate parent company, and certain affiliates.  Folksamerica and White Mountains are collectively referred to as the “Company”.

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  The Company contributes to the Plan the total amount of salary reduction an employee elects to defer.  Employees may elect to defer from 1% to 25% of their base salary (limited to an annual maximum of $15,500 and $15,000 in 2007 and 2006, respectively).  The Company provides matching contributions equal to 100% of an employee’s elective contribution up to six (6) percent of an employee’s contributed compensation.  The Company may also make additional discretionary contributions to the Plan; however, no such contributions were made in 2007 or 2006.

The Plan is sponsored and administered by the Company (the “Plan Administrator”).  The Company has appointed Merrill Lynch Trust Company of New York (“Merrill Lynch” or “Trustee”) as trustee who is responsible for the management of the Plan’s assets.  Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

Effective, January 1, 2003, employees of the Company, of at least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire.  Prior to January 1, 2003, the employee must have completed (1) year of service and have attained the age of 18 to become eligible for participation in the Plan.

Rollover contributions represent vested account balances transferred by participants of the Plan from other plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income earned on these amounts.

The Plan provides for full (100%) vesting of the Company’s contributions.  Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limitations.

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only.  Amounts forfeited due to terminations of employment are included in the total investments of the plan and will be used to reduce the Company’s future contributions to the Plan.  The unallocated forfeiture amounts were $15,278 and $9,777 for 2007 and 2006, respectively.  Also, in 2007 and 2006, employer’s contribution was reduced by $9,777 and $8,446, respectively, from forfeited accounts.

Participant Loans

The Plan allows loans to participants up to a maximum amount of 50% of the participant’s vested balance not to exceed $50,000.  Loan provisions provide for a term generally not to exceed five years, with interest rates and repayment schedules to be determined by the Plan Administrator.  The interest rates on participant loans outstanding at December 31, 2007 and 2006 range from 5.0% to 9.25%.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time.  In the event of termination, the accounts of the members of the Plan are fully vested and nonforfeitable.

Plan Merger

On June 1, 2005, the Sirius America Insurance Company (“Sirius America”) 401(k) Plan was merged with the Plan. At the time of merger, Sirius America was an indirect wholly owned subsidiary of Folksamerica.  In 2005, the assets from Sirius America 401 (k) Plan that were transferred from Fidelity Investments had a fair value of $1,616,379.  In addition, loan balances of $66,753 were also transferred and merged with the plan.

In August 2006, Sirius America was sold.  As specified in the sale agreement, the employees were to remain on Folksamerica’s payroll and had the option to continue to make contributions to the 401(k) plan until December 31, 2006.

Effective December 31, 2006 all Sirius America employees were considered terminated vested employees.  These employees had the option of leaving their account balances in the plan or transferring their account balances to their current employer or IRA account. Their loans were not transferred to the current employer; employees had to pay any outstanding loan balance in full; failure to pay would have made the loan a distribution subject to IRS penalties and taxes.  During 2007, terminated participants elected to rollover $2,118,102 out of the Folksamerica 401(k) Plan to current employer or IRA accounts.  These rollover amounts are included within the benefits paid to participants’ line on the statement of changes in net assets available for benefits.

Transfer of Assets

In December 2006, employees of OneBeacon Insurance Company, a majority owned subsidiary of White Mountains, were allowed to make a one-time voluntary election to transfer any existing balances in Plan to the OneBeacon 401(k) Savings Plan.  Balances as of April 30, 2007 were transferred to OneBeacon 401 (k) Savings Plan in the amount of $2,911,110.

2.     Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities.  Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant’s account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Investments

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plan (the FSP), effective for the plan year ending after December 15, 2006, applied retroactively for all periods presented, investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attributable for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

The Plan provides for participant directed investment programs with Merrill Lynch as well as the option for self-directed equity investments, to enhance options available to employees.  Additionally, participants have the option to invest in the publicly traded common shares of White Mountains (NYSE: ‘WTM’).  A description of the investment funds of the Plan is set forth in each fund’s prospectus.

The Plan’s investments are stated at fair value, based on the quoted market price on the last business day of the Plan year.  The Merrill Lynch Retirement Preservation Trust, a collective trust, is valued based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end.

The Plan’s investment in the Merrill Lynch Retirement Preservation Trust is fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the fund.  Contract value, as reported to the Plan by Merrill Lynch Bank USA, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.  Participants may ordinarily direct the withdrawal or transfer of all or portion of their investment at contract value.

Mutual fund account balances are recorded at net asset value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts.  The value of each mutual fund account is determined at the close of each business day based on market values of the underlying assets.

Contributions from the participants and the employer are recorded in the period in which the payroll deductions are made from Plan participants’ paychecks.  Funds for both employer and employee are remitted to the Plan monthly.

Loans to participants are stated at cost, less principal pay downs, which approximate fair value.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). The Statement provides a revised definition of fair value and guidance on the methods used to measure fair value. The Statement also expands financial statement disclosure requirements for fair value information. The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in FAS 157 prioritizes inputs within three levels. Quoted prices in active markets have the highest priority (Level 1) followed by observable inputs other than quoted prices (Level 2) and unobservable inputs having the lowest priority (Level 3). The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and must be adopted prospectively. The Plan will adopt FAS 157 effective January 1, 2008. The Company is evaluating the effects of SFAS 157.

Payment of Benefits

Benefits are recorded when paid.

3.     Income Taxes

On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code.  The Plan has subsequently been amended; however, the Plan Administrator and the Plan’s counsel believe that the Plan continues to be designed and operated in accordance with the requirements for qualification.

4.     Investments

Investments, at fair value, that represent five percent or more of the Plan’s net assets at December 31, 2007 and 2006 are separately identified as follows:

	2007	2006
Merrill Lynch Retirement Preservation Trust Fund & Other	$8,147,497	$7,453,624
Blackrock S&P 500 Index	2,531,614	3,128,711
PIMCO Total Return Fund	2,323,295	2,597,267
Davis Venture Fund	2,182,808	3,141,811
White Mountains Insurance Group, Ltd. (common stock)	2,040,378	5,580,869
Blackrock Global Allocation Fund	2,007,934	—
Thornburg International Value Fund	1,698,502	—

Each participant account is credited with the participant’s contributions, which include amounts transferred from other Plans (i.e., rollovers).

During 2007 and 2006, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated and appreciated in value by ($1,990,089) and $1,693,591, respectively, as follows:

	2007	2006
Mutual Funds	$(1,696,703)	$1,458,530
White Mountains common stock	(293,386)	235,061
	$(1,990,089)	$1,693,591

5.     Reconciliation of Financial Statements to Form 5500

2007:

Total contributions:
Balance per financial statements	$4,070,546
Reversal of prior year accrual of unallocated forfeitures	(9,777)
Balance per Form 5500	$4,060,769

Net assets available for benefits – end of year
Balance per financial statements	$33,597,987
Balance per Form 5500	$33,597,987

There were no reconciling items in the Net Assets available for benefits in 2007 as the company did not have any contribution receivables to apply the unallocated forfeitures to. Note the Plan’s Fully Benefit-Responsive Investment contract is reported at contract value per the Form 5500.

2006:
Total contributions:

Balance per financial statements	$4,729,634
Accrual of unallocated forfeitures	9,777
Reversal of prior year accrual of unallocated forfeitures	(8,446)
Balance per Form 5500	$4,730,965

Net assets available for benefits – end of year
Balance per financial statements	$38,296,575
Accrual of unallocated forfeitures	9,777
Balance per Form 5500	$38,306,352

6.     Related Party Transactions

Certain Plan assets are invested in mutual funds and a collective trust of Merrill Lynch & Co. Inc. Merrill Lynch owns an interest in Blackrock, Inc.  The Plan’s Trustee is a subsidiary of Merrill Lynch & Co. Inc. and therefore transactions involving Merrill Lynch & Co. Inc. and Blackrock, Inc. mutual funds and the collective trust qualify as party in interest transactions.  All administrative fees and expenses of the Plan are paid by Folksamerica. Transactions involving White Mountains common stock are also considered party in interest transactions.

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, line 4(i) - Schedule of Assets (Held at End of Year)

December 31, 2007

	Identity of
	Issue,
	Borrower	Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)

*	Merrill Lynch
*		Merrill Lynch Retirement Preservation Trust and other cash accounts		8,147,497
*		Blackrock S&P 500 Index		2,531,614
		PIMCO Total Return Fund		2,323,295
		Davis Venture Fund		2,182,808
*		White Mountains Insurance Group, Ltd. (common stock)		2,040,378
*		Blackrock Global Allocation Fund		2,007,934
		Thornburg International Value Fund		1,698,502
*		Blackrock Fundamental Growth Fund		1,509,830
*		Blackrock Value Fund		1,414,856
*		Blackrock Balance Capital Fund		1,358,348
		American Growth Fund of America		1,077,550
		Oppenheimer Quest Balanced Value Fund		1,056,843
		American Mutual Fund		951,602
		Delaware Corp Bond		888,903
		Self-Direct RCMA Option		802,254
		Pioneer Mid Cap Value Fund		644,951
		AIM International Equity Fund		599,821
		AIM Advanced Real Estate Fund		457,250
		Van Kampen Emergency Growth Fund		420,493
		Ivy International Core Equity Fund		353,040
*		Blackrock Small Cap Index		321,351
		Pioneer High Yield Fund		111,570
		Loomis Sayles Strategic Income		88,669
		Evergreen Allocation Fund		27,808
		Pioneer Europe Fund		4,301
				$33,021,468

*	Participant loans
		Interest rates, 5.0% to 9.25%		$501,064

*	Denotes party-in-interest
**	Cost not applicable since participants direct investments

Folksamerica Holding Company, Inc.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, line 4(j) - Schedule of Reportable Transactions

December 31, 2007

Current value
	Identity of	Description	Purchase	Selling	Lease	Expense incurred	Cost of	of assets on	Net gain
	party involved	of transaction	price	price	rental	with transaction	asset	transaction date	or (loss)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

*	OneBeacon	Transfer of assets						2,911,110

*	Denotes party-in-interest